Exhibit 99.1
For Immediate Release
Citigroup Inc. (NYSE symbol: C)
November 24, 2008
CITI ADDS $40 BILLION OF CAPITAL BENEFIT THROUGH AGREEMENT
WITH U.S. TREASURY, FEDERAL RESERVE, AND FDIC
Citi to issue preferred stock and warrants to U.S. Treasury and FDIC
Strike price on warrants set at $10.61
Citi to receive capital benefits from government guarantee
on $306 billion of assets
Citi secures access to multiple additional liquidity facilities
New York — Citi (NYSE: C) today announced that it has reached an agreement with the U.S. Treasury, the Federal Reserve Board, and the Federal Deposit Insurance Corp. (FDIC) on a series of steps to strengthen Citi’s capital ratios, reduce risk, and increase liquidity, as described below:
CAPITAL
•	The U.S. Treasury will invest $20 billion in Citi preferred stock under the Troubled Asset Relief Program (TARP).

•	Citi will issue an incremental $7 billion in preferred stock to the U.S. Treasury and the FDIC as payment for a government guarantee on $306 billion of securities, loans, and commitments backed by residential and commercial real estate and other assets.

•	As a result of the asset guarantee, the $306 billion portfolio will have a new risk weighting of 20%, thus freeing up an additional $16 billion of capital to the company.

•	Citi will issue warrants to the U.S. Treasury and the FDIC for approximately 254 million shares of the company’s common stock at a strike price of $10.61.

•	Citi also has agreed not to pay a quarterly common stock dividend exceeding $0.01 (one cent) per share for three years effective on the next quarterly common stock dividend payment.

The program significantly strengthens Citi’s key capital ratios by generating approximately $40 billion of capital benefits as follows:
•	$20 billion from the TARP investment.

•	$3.5 billion, the portion of the $7 billion of preferred stock fee recognized for capital purposes.

•	$16 billion of capital benefits resulting from the asset guarantee.
Citi’s Tier 1 capital ratio for the third quarter ended September 30, 2008, on a pro forma basis, for the October TARP capital injection and the new capital generated by today’s announcement, subject to Federal Reserve Board approval, is expected to be approximately 14.8% and its TCE/RWMA ratio would be approximately 9.3%.
RISK REDUCTION
Under the guarantee, Citi will assume any losses on the portfolio up to $29 billion on a pre-tax basis, in addition to Citi’s existing reserves; the government entities will assume 90% of any losses above that level and Citi will assume the balance. Citi will retain these assets on its balance sheet and realize the associated cash flow.
LIQUIDITY
In addition to its extensive access to existing liquidity sources, Citi has been provided expanded access to both the Federal Reserve’s Primary Dealer Credit Facility and the discount window, resulting in strong additional liquidity resources should they be needed. Citi also has access to the yet-unused Federal Reserve’s Commercial Paper Funding Facility and intends to issue debt under the FDIC’s Temporary Liquidity Guarantee Program.
The agreement also provides that an executive compensation plan, including bonuses, that rewards long-term performance and profitability, with appropriate limitations, must be submitted to, and approved by, the U.S. government.
“This weekend, the U.S. government and Citi worked together in an unprecedented way to address market confidence and the recent decline in Citi’s stock price,” said Vikram S. Pandit, Chief Executive Officer. “We reached an agreement based on an innovative market solution to further strengthen our capital ratios, reduce risk, and increase liquidity. We appreciate the tremendous effort by the government to assure market stability.
“We are committed to streamlining our business and providing outstanding banking services to our clients around the world. We will continue to focus on opportunities and alternatives to further enhance the company’s overall position and value,” Mr. Pandit concluded.

The transaction has been unanimously approved by the Citi Board of Directors.
For more details, please see the term sheet for the transaction at www.citigroup.com/citi/fin/index.htm
Citi
Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.
Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citi’s filings with the Securities and Exchange Commission.

Media Contacts:
Christina Pretto	(212) 559-9560
Shannon Bell	(212) 793-6206
Michael Hanretta	(212) 559-9466

Investors:
Scott Freidenrich	(212) 559-2718

Fixed Income Investors:
Maurice Raichelson	(212) 559-5091
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